EXHIBIT 99.1

FOR IMMEDIATE RELEASE

General Finance Corporation Appoints Jody Miller to Executive Vice President and CEO of North America Leasing Operations

PASADENA, CA – June 1, 2015 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand, today announced that Jody Miller has been appointed Executive Vice President of General Finance Corporation (the “Company”) and Chief Executive Officer of GFN North America Leasing Corporation. Mr. Miller previously has over 25 years of rental equipment experience.

Mr. Miller, age 48, will assume responsibility for the Company’s North American leasing operations and will report directly to Ronald Valenta, President and Chief Executive Officer of the Company.

“Having worked with Jody for many years in the past, I am very familiar with his positive impact on a company’s culture. He has an extremely successful track record in not only the portable services rental sector but the rental sector in general. We are very excited he has accepted this significant role with us as we continue to execute on our business strategies,” said Mr. Valenta. “Jody is an exceptionally talented and a proven leader in achieving operational excellence, superior sales and high asset returns. He also will serve as a great mentor to his management team and employees at each and every level. Jody’s new role with our company will be a perfect complement to his skill set and vast experience as we continue to create value and deliver the best results for our shareholders, customers and employees.”

Prior to joining the Company, Mr. Miller spent over 25 years in the equipment rental industry, including at Mobile Mini, Inc. as Executive Vice President and Chief Operations Officer for five years, Mobile Storage Group, Inc. as Senior Vice President for five years, and RSC Holdings, Inc. as Regional Vice President for seven years. Prior to that, he worked in smaller rental businesses in various leadership roles. Mr. Miller is a 1990 graduate of Central Missouri State University.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s principal leasing operations are in the Asia-Pacific regions of Australia and New Zealand, consisting of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions, and in North America, consisting of wholly-owned Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), prominent regional providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers in North America.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
(310) 622-8223